      As filed with the Securities and Exchange Commission on May 30, 2001

                                                      Registration No. _________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                        HOME PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                      36-4147027
   (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                      Identification No.)


       4501 West 47th Street
         Chicago, Illinois                                      60632
      (Address of Principal                                   (Zip Code)
        Executive Offices)

       HOME PRODUCTS INTERNATIONAL, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                                James R. Tennant
                Chairman of the Board and Chief Executive Officer
                        Home Products International, Inc.
                              4501 West 47th Street
                             Chicago, Illinois 60632
                     (Name and address of agent for service)
                                 (773) 890-1010
          (Telephone number, including area code, of agent for service)

                 Please address a copy of all communications to:

                                 Leslee M. Cohen
              Much Shelist Freed Denenberg Ament & Rubenstein, P.C.
                        200 N. LaSalle Street, Suite 2100
                             Chicago, Illinois 60601
                            Telephone: (312) 346-3100


                                                 CALCULATION OF REGISTRATION FEE
========================================================================================================================
                Title of securities                  Amount       Proposed maximum    Proposed maximum      Amount of
                      to be                           to be        offering price    aggregate offering    registration
                   registered                      registered(1)     per share(2)          price(2)             fee
------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.01 per share)
   to be issued and delivered pursuant to
   the 2000 Employee Stock Purchase Plan....          6,000             $3.25             $19,500              $4.88
                                                     26,500             $1.49             $39,485              $9.87
                                                    467,500             $2.14          $1,000,450             $250.11
------------------------------------------------------------------------------------------------------------------------
                 Total......................                                           $1,059,435             $264.86
========================================================================================================================


(1) This registration statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Plan in the event of stock dividends, stock splits, recapitalizations or other changes in the common stock. The shares subject to this registration statement reflect the shares issued and issuable pursuant to the Home Products International, Inc. 2000 Employee Stock Purchase Plan, which may be reoffered in accordance with the provisions of Form S-8.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 as follows: (i) in the case of shares of common stock which have been issued, the fee is calculated on the basis of the price at which such shares were offered by the registrant; and (ii) in the case of shares of common stock which have not yet been issued and the purchase price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of common stock as quoted on The Nasdaq Small-Cap Market on May 24, 2001 (within five business days prior to filing this registration statement).

                                EXPLANATORY NOTE

         This registration statement registers shares of common stock, par value $0.01 per share, of Home Products International, Inc. ("Home Products"), that may be sold under the Home Products International, Inc. 2000 Employee Stock Purchase (the "Plan").

         This registration statement contains two parts. The first part contains a "reoffer" prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the Plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the "Commission").

         Home Products will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible Plan participants pursuant to Rule 428(b) of the Securities Act of 1933 (the "Securities Act") or additional information about the Plans. Requests should be directed to Home Products International, Inc., 4501 W. 47th Street, Chicago, Illinois 60632, attention: James E. Winslow (telephone 773-890-1010).


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing information specified in Part I of this Registration Statement on Form S-8 (the "Registration Statement") have been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. These document(s) are not being filed with the Commission but constitute (along with documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. Home Products will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Home Products will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

                        HOME PRODUCTS INTERNATIONAL, INC.

                         500,000 SHARES OF COMMON STOCK

                                  ------------

                               REOFFER PROSPECTUS

                                  ------------

                                  MAY 30, 2001

                                  ------------

         This reoffer prospective covers shares of common stock of Home Products International, Inc. issuable under the Home Products International, Inc. 2000 Employee Stock Purchase Plan (the "Plan"). Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "HPII." On May 24, 2001, the closing price of a share of our common stock on the Nasdaq SmallCap Market was $2.11 per share.

         The shares of common stock of Home Products covered by this reoffer prospectus may be offered and sold to the public by certain stockholders of Home Products (the "Selling Securityholders"). The Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq SmallCap Market or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         To the knowledge of Home Products, the Selling Securityholders do not have any arrangements with any brokerage firms regarding the sale of their shares.

         Home Products will not receive any proceeds from the sale of the shares by the Selling Securityholders.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this reoffer prospectus is May 30, 2001.

                                TABLE OF CONTENTS

ADDITIONAL INFORMATION.....................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................3
REOFFER PROSPECTUS SUMMARY.................................................3
RISK FACTORS...............................................................4
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS....................12
USE OF PROCEEDS...........................................................12
SELLING SECURITYHOLDERS...................................................12
PLAN OF DISTRIBUTION......................................................14
LEGAL MATTERS.............................................................14
EXPERTS...................................................................14

                                  ------------

         Until July 9, 2001, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   -----------

         You should rely only on the information in this reoffer document or any supplement. We have not authorized anyone to provide you with information that is different from that which is contained or incorporated by reference into this document. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date of this document.

                             ADDITIONAL INFORMATION

         Home Products has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits thereto. For further information with respect to Home Products and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

         Home Products is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. The registration statements, including exhibits, and the reports and other information filed by Home Products can be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov. Home Products' shares are quoted on the Nasdaq SmallCap Market under the symbol "HPII."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission, are incorporated by reference herein:

                  (a) Home Products' Annual Report on Form 10-K for the fifty-three weeks ended December 30, 2000, filed as of March 29, 2001;

                  (b) Home Products' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed as of May 11, 2001; and

                  (c) The description of Home Products' common stock contained in its Registration Statement on Form S-2A (Registration Statement No. 333-25871) filed on June 6, 1997, including any amendment or reports filed for the purpose of updating such description.

         All documents filed by Home Products pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to and subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part hereof from the date of filing of such documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.

         Home Products will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in this reoffer prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to James E. Winslow at Home Products International, Inc., 4501 W. 47th Street, Chicago, Illinois 60632. Home Products' telephone number is 773-890-1010 and its Web site is located at http://www.hpii.com. Information on Home Products' Web site is not incorporated by reference into this reoffer prospectus.

                           REOFFER PROSPECTUS SUMMARY

         The following summary may not contain all of the information that may be important to you. You should read the entire reoffer prospectus before deciding whether to invest in our common stock. The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this reoffer prospectus and the documents incorporated herein by reference.

                        HOME PRODUCTS INTERNATIONAL, INC.

         Through our wholly-owned subsidiary, Home Products International - North America, Inc., we are a leading designer, manufacturer and marketer of a broad-range of value-priced, quality consumer houseware products in the United States. Our significant product lines include (i) ironing boards, covers and pads, (ii) home/closet organization products, (iii) plastic storage containers and totes, (iv) laundry accessories, (v) bath and shower organization products,
(vi) kitchen/food storage products; (vii) disposable plastic tableware and drinkware; and (viii) juvenile storage products. We provide a substantial array of up-to-date, quality products on a timely basis and are committed to providing additional support services to our customers (such as just-in-time delivery, product planograms and point of purchase advertising). Our strong relationships with our base of retailers (including Wal-Mart, Target and Kmart) enable us to work to develop products that are well received by both retailers and the consumers.

         We own or lease a total of 10 manufacturing facilities, and consider all of our facilities to be in good operating condition. We currently have physical properties, both owned and leased, in 16 U.S. locations, including Illinois, Missouri, Georgia, Texas, Indiana, North Carolina and Minnesota. We also have a facility in Reynosa,

Mexico. Our principal executive office is located at 4501 W. 47th Street, Chicago, Illinois 60632, and our telephone number is 773-890-1010. We maintain a site on the World Wide Web at http://www.hpii.com; however, the information found on our Website is not part of this reoffer prospectus.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS REOFFER PROSPECTUS BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT WE DO NOT KNOW ABOUT NOW OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS.

         In addition to the other information in this reoffer prospectus, prospective investors should carefully consider the following risk factors in evaluating us, our business and an investment in our common stock. Unless otherwise specified in this document, the terms "we," "us" or "our" refers to Home Products International, Inc.

         This reoffer prospectus contains forward-looking statements. These statements relate to future events or future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or other comparable terms and terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statement. See "Special Note Regarding Forward-Looking Statements."

CUSTOMER CONCENTRATION; CONSOLIDATING CUSTOMER BASE

         During fiscal 2000, Wal-Mart, Kmart and Target accounted for approximately 19.9%, 13.4% and 11.9%, respectively, of our gross sales. These same customers accounted for approximately 18.2%, 15.0% and 11.4%, respectively, of our gross sales in fiscal 1999. During fiscal 1999 and 2000, no customer other than one of the three named represented 10% or more of total sales. Although we believe that our relationships with Wal-Mart, Kmart, Target and our other large customers are good, we do not have long-term purchase agreements or other contractual assurances as to future sales to these customers. If any significant customer purchases substantially less from us, it would adversely affect our financial condition and results of operations. Moreover, continued consolidation within the retail industry may result in an increasingly concentrated customer base. To the extent such consolidation continues to occur, our revenues and profitability may be more sensitive to a significant deterioration in the financial condition of, or other adverse developments in our relationships with, one or more customers. From time to time, we have experienced credit losses when customers have obtained protection under bankruptcy or similar laws. Although such credit losses have not had a material adverse effect on us to date, there can be no assurance that future credit losses will not adversely affect us in a material way.

COMPETITION

         The housewares industry is highly fragmented and management believes that no single supplier accounts for more than 10% of total market sales. We compete with a significant number of companies, some which have greater name-brand recognition, larger customer bases and/or significantly greater resources than us. Our key competitors include Newell Rubbermaid and Sterilite. There are no regulatory or other barriers to entry of new competitors into our markets. There is no guaranty that we will be able to compete successfully against current and future sources of competition. We also do not know whether or not the current competitive pressures we face will adversely affect our profitability or financial performance.

         Home Products believes that large national retailers are continuing to reduce the number of suppliers of housewares products with which they do business to improve margins and operating efficiencies. These retailers are forming key relationships with suppliers that can provide complete product lines within product categories, profitable fast-turning products, timely delivery and merchandising support. Although there can be no assurances, with its numerous product lines and strong relationships with these retailers, we hope that Home Products is positioned to continue to meet their needs.

         A number of our products are similar in design and/or function to competitors' products. There can be no assurance that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products. Any claims such as these, including any litigation, could be costly and could have a material adverse effect on our financial position and results of operations, regardless of whether any of these claims had merit.

RESTRUCTURING PLANS

         In fiscal year 2000, we began implementation of a restructuring plan that was undertaken to reduce fixed costs and better position us for sustained profitability. The restructuring plan entails the closure of our Leominster, Massachusetts facility, a reconfiguration of our remaining manufacturing facilities, a reduction in headcount and a realignment of our selling process.

         We began to implement the restructuring plan in December 2000 and accordingly a pretax charge of $12.4 million was taken, of which $1.9 million was deemed to be Special Charges and $10.5 million as Restructuring and Other Charges. During the first quarter of 2001 we recorded a pretax charge of $2.6 million, of which $0.1 million was deemed to be Special Charges and $2.5 million as Restructuring and Other Charges. The restructuring actions are expected to be complete by the third quarter of 2001.

         The charges incurred in the first quarter of 2001 were comprised of (i) charge to relocate and liquidate inventory at Leominster and other facilities,
(ii) charge for the relocation of machinery and equipment used at the Leominster facility and other facilities, (iii) charge for lease termination and sub-lease costs, (iv) charge to write off obsolete and duplicate assets that were used at the Leominster facility and other facilities, (v) charge for employee related severance costs, and (vi) charge for other related restructuring costs. Although there can be no assurances, we anticipate that the result of these restructuring actions will be annual pretax cash savings.

OPERATION THROUGH SUBSIDIARY

         We are a holding company and conduct most of our operations through our wholly-owned subsidiary, Home Products International - North America, Inc. ("HPI-NA"). As a result, we rely upon HPI-NA to provide the funds necessary to meet our obligations, including the payment of interest and principal on our existing indebtedness. Creditors of HPI-NA generally will have priority over creditors of Home Products with respect to the assets of HPI-NA.

SUBSTANTIAL LEVERAGE; DEBT SERVICE OBLIGATIONS; LIQUIDITY

         As of March 31, 2001, Home Products had $222.8 million of indebtedness. This indebtedness is partly comprised of certain senior subordinated notes of Home Products which we offered in the second quarter of 1998. At that time, we offered, upon certain terms and conditions, to exchange $1,000 principal amount of 9 5/8% Senior Subordinated Notes due 2008 (the "Exchange Notes") of Home Products for each $1,000 principal amount of the issued and outstanding 9 5/8% Senior Subordinated Notes due 2008 (the "Original Notes," and the Original Notes and the Exchange Notes, collectively, the "Notes") of Home Products from the holders thereof. The Original Notes and the Exchange Notes were issued under an Indenture (the "Indenture"), dated as of May 14, 1998, among Home Products, certain of its former subsidiaries which are now consolidated into one subsidiary, HPI-NA, and HSBC Bank USA, as trustee.

         The Original Notes and the Exchange Notes are identical in all material respects, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore, do not bear legends restricting their transfer and do not contain certain other provisions. In contrast, we sold the Original Notes to Chase Securities Inc. and NationsBanc Montgomery Securities LLC on May 14, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. In general, the Original Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.

         The Notes are unsecured senior subordinated obligations of Home Products, limited to $125 million aggregate principal amount, and will mature on May 15, 2008. Interest is computed on the basis of a 360 day year comprised of twelve 30 day months. Our payment obligations under the Exchange Notes are conditionally guaranteed (the "Guaranty"), on a senior subordinated basis by HPI-NA.

         On May 14, 1998, we entered into a five-year revolving credit agreement with J.P. Morgan Chase Co., as administrative agent, and several other lenders. Effective September 22, 2000, we negotiated a second amendment to the revolving credit agreement which, among other things, reduced the revolving credit from $100 million to $85 million, increased borrowing rates, reduced annual capital spending limits and changed certain minimum financial covenant ratios. The financial covenant ratios were changed to reflect current business needs and will revert back to those within the original revolving credit agreement on March 31, 2002. Borrowings under the amended revolving credit agreement will bear interest at an annual rate, at the option of Home Products, of either (i) prime plus a floating rate which is determined based upon certain financial ratios or (ii) LIBOR plus a floating rate which is determined based upon certain financial ratios. This floating rate is adjusted quarterly, and was 3.00% as of December 30, 2000. The amended revolving credit agreement contains certain affirmative and negative covenants and will require us to maintain certain financial covenants including interest coverage ratios and maximum leverage ratios. Home Products was in compliance with all covenants related to the amended revolving credit facility on March 31, 2001. Home Products must pay a quarterly fee ranging from $.0375% to .05%, based upon the unused portion of the revolving commitments. The amended revolving credit facility also contains sub-limits of up to $15 million for letters of credit. Availability under the amended revolving credit facility at March 31, 2001 was approximately $28.3 million.

         On September 8, 1998, we amended and restated our revolving credit facility to add, among other items, a $50,000 term loan. The terms and conditions of the amended and restated revolving credit facility were substantially the same as those established in May 1998. The term loan is payable in 24 quarterly installments increasing from $750,000 to $2.25 million per quarter and a final payment due in the amount of $13.25 million on September 8, 2004. The term loan bears interest at the same options as the revolving credit facility.

         Our obligations under the revolving credit facility, including the term loan, are unconditionally and irrevocably guaranteed by HPI-NA. Indebtedness under our amended credit facility, including the term loan, is secured by a first priority security interest in (i) all of the capital stock of HPI-NA and certain foreign subsidiaries provided that the granting of such security interest does not create an adverse tax consequence and (ii) all tangible and intangible assets of Home Products and HPI-NA, with certain negotiated exceptions.

         We have other indebtedness in the form of an Industrial Development Revenue Bond. Through our subsidiary, HPI-NA f/k/a Selfix, Inc. (the "Selfix Project"), we have a variable rate demand Industrial Development Revenue Bond outstanding. The Selfix Project bond has a principal balance of $1.2 million, was issued in September 1990 and matures on September 1, 2005. Interest on this bond is based on a variable rate payable monthly and principal payments are due annually on December 1.

         Our leverage creates numerous risks. For instance, our ability to make scheduled payments of principal of, or to pay the interest, if any, on, or to refinance our indebtedness (including the Notes), or to fund planned capital expenditures will depend on our future financial and operating performance. Our future performance is subject to general economic, financial, competitive, legislative, and regulatory factors that are beyond our control. Although there can be no assurances, based on the current and anticipated level of operations, management believes that cash flows from operations and available cash, together with available borrowings under our revolving credit facility, will be adequate to meet our anticipated future requirements for working capital, budgeted capital expenditures, and scheduled payments of principal and interest on our indebtedness, for the foreseeable future.

         The degree to which we are leveraged could have negative consequences for the holders of the Notes and could negatively affect us as follows: (i) our ability to obtain additional financing for working capital, capital expenditures, or general corporate purposes could be impaired; (ii) a substantial portion of our cash flow from operations is required to be dedicated to the payments of principal and interest on our existing indebtedness, thereby reducing the funds available to us for other purposes; (iii) certain indebtedness under our revolving credit facility is at variable rates of interest, which causes us to be vulnerable to increases in interest rates; (iv) all of the indebtedness outstanding under our revolving credit facility is secured by substantially all of our assets and becomes due prior to the time the principal on the Notes becomes due; (vii) we are substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage; and (viii) our degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or in our business. In addition, the degree to which we are leveraged could prevent us from repurchasing all of the Notes tendered to us upon the occurrence of a change of control, which includes, among other things, a sale of stock or substantially all of the assets of our business.

SUBORDINATION; ASSET ENCUMBRANCE

         The Notes are general unsecured obligations of Home Products that are subordinated to all Senior Indebtedness of Home Products. The Guaranty is a general unsecured obligation of HPI-NA that also is subordinated to all Senior Indebtedness of HPI-NA. For purposes herein, "Senior Indebtedness" means (i) the Bank Indebtedness in the case of Home Products and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of the Notes are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Bank Indebtedness" means any and all amounts, whether outstanding on the date the Notes were originally issued or thereafter incurred, payable by Home Products or HPI-NA under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees or any Interest Rate Agreement entered into with a lender (as defined in the Senior Credit Agreement) in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Home Products at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. "Senior Credit Agreement" means (i) the Senior Secured Credit Agreement entered into among Home Products, J.P. Morgan Chase Company, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and any guarantees issued thereunder and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

RESTRICTIVE COVENANTS

         The Amended Credit Facility and the Indenture include certain covenants that, among other things, limit: (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the Amended Credit Facility and certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of our business or property; (v) the sale of assets; and (vi) the making of capital expenditures. The Amended Credit Facility also requires us to maintain certain financial ratios, including interest coverage and leverage ratios. Our ability to comply with these and other provisions of the Amended Credit Facility may be affected by changes in economic or business conditions, results of operations or other events beyond our control. The breach of any of these covenants could result in a default under the Amended Credit Facility, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the Amended Credit Facility, together with accrued interest, to be due and payable, and we could be prohibited from making payments with respect to the Notes until the default is cured or until our Senior Indebtedness is paid or satisfied in full. If we were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the Amended Credit Facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the Notes.

AVAILABILITY OF RAW MATERIALS

         The primary raw material used in our plastic injection molding operations is plastic resin, primarily polypropylene. We expect to use in excess of 150 million pounds of resin in 2001. Resin is a spot commodity with pricing parameters tied to supply and demand characteristics beyond our control. We are able to purchase some of our resin through brokers in a secondary market. This enables us to buy significant quantities at a discount. Plastic resin is utilized by a number of different industries, many of which are quite different from the housewares business. For example, the automobile and housing industries are very large users of plastic resin. As such, demand changes in the automobile industry or the number of new housing starts can have an impact on plastic resin pricing.

         We have entered into commitments to purchase certain minimum annual volumes of plastic resin. These purchase commitments approximate 50% of our total annual plastic resin purchases. We expect to purchase in excess of 150 million pounds of resin in 2001. The agreements expire in May and August of 2002. The purchase commitment pricing is not tied to fixed rates; therefore, our results of operations or financial position could be affected by significant changes in the market cost of plastic resin.

         The cost of plastic resin increased in the later quarters of 1999 and into 2000, peaking in July 2000 and retreating slightly in the fourth quarter of fiscal year 2000. There can be no assurance that the cost will not begin to increase again in the near future. There is also no efficient futures market for plastic resin. As such, we cannot lock in our costs without purchasing significant quantities beyond our immediate manufacturing needs. Management has determined that it will purchase resin in quantities that best fit our manufacturing needs and ability to store such purchases. In the past, we have had limited ability to increase product pricing in response to plastic resin price increases and, in fact, in fiscal year 2000 competitive pressures primarily from new entrants to the market forced us to decrease the prices of many of our plastic housewares products despite rising plastic resin prices. Any future increases in the price of plastic resins could have a material adverse effect on our financial position and results of operations. We generally attempt to reduce our resin costs by purchasing off-prime grades of material primarily through brokers in secondary markets thereby enabling us to buy resin at a discount. There is no assurance that we will continue to have available necessary quantities of resin at reasonable prices.

         The primary raw materials used in our laundry management operations are cold rolled steel and greige fabric. We purchase approximately 22,000 tons of cold rolled steel annually, typically at spot prices. The lack of availability of steel or any price increases as a result thereof could have a material adverse effect on us. Greige fabric, purchased from brokers, is a cotton based product with pricing tied to the world cotton markets. Purchases of greige fabric approximate 7 million yards annually.

         We sell our products through retailers, including mass merchandisers, supermarkets, hardware stores, specialty stores and other retail channels. Retail sales depend, in part, on general economic conditions. If general economic conditions suffered a significant decline, it could have a negative impact on sales by retailers of products we sell. Consequently, this negative impact could have an adverse effect on our sales, profitability and cash flows. Houseware manufacturers and marketers, including ourselves, may increase their discounting and promotional activities because of retail environments which are poor or perceived to be poor, whether due to economic or other conditions. These activities could have an adverse effect on our profit margins and, consequently, our results of operations. If there is such an unfavorable retail environment, we may not be able to fully offset the impact of inflation through price increases.

NEW FACILITY

         In March 2000, we opened our new 401,400 square foot facility in El Paso, Texas. This facility was designed to manufacture both ironing board and storage products as well as provide a launching point for expanded western distribution. We believed that the new facility would enable Home Products to attract additional customers and increase distribution within existing customers. While we experienced some success, it fell far short of expectations, with the net result of additional costs of a new facility without any significant increased sales volume to absorb such costs. Although the El Paso facility has new, highly efficient injection molding machines that contribute to lower production costs, in addition to a favorable labor market that can provide needed workers at a reasonable rate, there can be no assurance that the facility will result in increased sales volume in the future.

ELIMINATION OF EXISTING FACILITY

         Management has concluded that Home Products should eliminate one plastic storage manufacturing facility and chose the facility in Leominster, Massachusetts for such elimination because it served a number of financially challenged customers operating in the northeast. Although the result of the sale of this facility, which occurred on May 25, 2001, will mean the loss of up to $20 million in sales (including $10 million from customers who recently declared bankruptcy), we expect, although there can be no assurances, that the net effect of closing an inefficient factory and reducing sales to low margin customers will actually have a positive effect on Home Products' operating results.

2000 LOSS

         We have incurred operating losses in one of the last five fiscal years. We had operating profits of $1.4 million in fiscal 1996, $12.7 million in fiscal 1997, $30.7 million in fiscal 1998 and $23.8 million in fiscal 1999. However, we incurred an operating loss of $48.6 million in fiscal year 2000. The 2000 operating loss was primarily the result of significant non-cash write-offs, including $53.3 million for asset impairments. In the fourth quarter of 2000, we implemented a restructuring plan in an effort to increase profitability.

DEPENDENCE ON KEY PERSONNEL

         Our success depends, in large part, upon the efforts and abilities of our senior management team. If we lost the services of one or more of our senior management team or other key employees, it could have a material adverse effect on our business.

LABOR RELATIONS

         As of March 31, 2001, we employed approximately 1,221 persons in the United States and Mexico. In addition, approximately 83 hourly employees at our Chicago, Illinois facilities are covered by a collective bargaining agreement which expires in January 2004; 260 hourly employees at our Reynosa, Mexico facility are covered by a collective bargaining agreement which expires in December 2001; and 171 hourly employees at our Eagan, Minnesota facility are covered by a collective bargaining agreement which expires in October 2003. We utilize the services of approximately 355 temporary workers in our injection molding operations, for assembly and in certain warehouses. Although we believe our relationship with our employees is good, there can be no assurance that we will successfully renegotiate the labor contracts when they expire without work shortages. However, we do not anticipate having problems renegotiating any contracts that would materially affect our results of operations.

RISKS ASSOCIATED WITH DEVELOPING NEW PRODUCTS

         In order to remain competitive, we are developing and introducing new products and product modifications and intend to continue to develop and introduce other new products in the future. We may have to make a significant investment of our financial resources in order to develop, produce and market these new products. Although management intends to introduce and develop new products which are complementary to our existing products, we may encounter production and marketing obstacles which would have a material adverse effect on the sales of these new products and our results of operations because we have no assurance that retailers or the consumer will respond to these new products.

ENVIRONMENTAL REGULATION

         Our operations are subject to a wide variety of federal, state and local laws and regulations governing, among other things, emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and/or operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response Compensation and Liability Act or analogous state laws.

         We obtained an environmental report in connection with the acquisition of Tamor Corporation, which indicated that Tamor needed to have a third party perform certain remedial work relating to ground contamination of Tamor's Leominster, Massachusetts facility. The former shareholders of Tamor escrowed $1.1 million to pay for, among other things, any required remediation at the Leominster, Massachusetts facility. We completed certain remediation projects at the Leominster, Massachusetts facility prior to our sale of such facility to a third party on May 25, 2001. Although there can be no assurances that we will not incur any expenses in connection with additional remedial work relating to the Leominster, Massachusetts facility, the purchaser of the facility has assumed all environmental liabilities with respect to the facility whether incurred prior to or after its acquisition of the facility.

         Except as described above, we believe that our properties and facilities are in compliance, in all material respects, with applicable federal, state and local laws, ordinances and regulations concerning the presence of hazardous substances and that continued compliance with such laws, ordinances and regulations will not have a material effect on our capital expenditures, earnings or competitive position. However, we are unable to give any assurances that (i) future laws, ordinances or regulations will not require or impose any material expenditures or liabilities in connection with any environmental conditions on our facilities, (ii) the current environmental condition of our properties will not be affected by the condition of properties in the vicinity of our facilities or by unrelated third parties and (iii) prior owners of any of our properties and facilities did not create environmental problems of which we are not aware.

SEASONALITY

         Sales of our houseware products are generally higher in the second and third quarter of the calendar year. This seasonality is primarily attributable to the spring and summer wedding season, increased home buying during the spring and summer months and the back to school season. Laundry management products and general and kitchen storage products are gifts typically given at bridal showers that are held during the spring through fall wedding season. The surge in home buying during the spring and summer months increases the demand for new houseware products. The back-to-school season, including college students moving out of the house for the first time, also contributes to an increase in demand for our houseware products. Finally, sales of servingware products tend to be higher in the third and fourth quarters due to summer events and holiday events in November and December.

STOCK PRICE VOLATILITY

         The market price of our common stock is highly volatile and is likely to be subject to wide fluctuations in response to factors such as the following, which are beyond our control:

         - quarterly variations in our operating results;

         - operating results that vary from the expectations of securities analysts and investors;

         - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

         - changes in market valuations of other similar manufacturing companies;

         - announcements of technological innovations or new services by us or our competitors;

         - announcements by us or by our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         - loss of a major customer;

         - changes in the status of our intellectual property rights;

         - announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

         - additions or departures of key personnel;

         - future sales of our common stock; and

         - stock market price and volume fluctuations.

         Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock.

                                CAUTIONARY NOTICE
                      REGARDING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus contains forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance express or implied by these forward-looking statements. Significant factors, including those listed under "Risk Factors" and elsewhere in this reoffer prospectus, could cause our actual results and performance to be materially different from our expectations.

         You can generally identify forward-looking statements by terminology such as "may," "will," "should," "could," "intends," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that these expectations will prove to have been correct. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this reoffer prospectus.


                                 USE OF PROCEEDS

         Home Products will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                             SELLING SECURITYHOLDERS

         The table below sets forth information with respect to the beneficial ownership of Selling Securityholders who have acquired shares under the Plan prior to the filing of the registration statement of which this prospectus is a part. Beneficial ownership is based upon 7,745,644 shares outstanding as of March 3, 2001. Shares of common stock subject to options or warrants that are exercisable within 60 days of March 3, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants. We will pay all expenses of preparing and reproducing this reoffer prospectus, but we will not receive any portion of the proceeds of the sale of any such shares. The Selling Securityholders will pay any and all brokerage commissions charged to sellers in connection with any sales.

                                                                                         % of Shares To
                                                                                        Be Beneficially
                                                                                          Owned After
                                                              Number of Shares           Shares Offered
                                                                That May Be             Hereby Are Sold
Name                                 Position                  Offered Hereby           In The Offering
----                                 --------                 ----------------          ---------------
Jeffrey Abramowski                   Employee                       1,120                      *
Tom Allen                            Employee                         421                      *
Joann Andersen                       Employee                         166                      *
James Andrews                        Employee                         578                      *
Gordon Bell                          Employee                         624                      *
Catherine Bogacz                     Employee                       2,165                      *
Trudi Brummell                       Employee                           8                      *
Michael Cossetta                     Employee                       3,253                      *
Theresa Davis                        Employee                         412                      *
Joseph Deppen                        Employee                       3,860                      *
Lori England                         Employee                         256                      *
Thomas Hatlestad                  Former Employee                      70                      *
Richard Janke                        Employee                         963                      *
Karen Johnson                        Employee                         361                      *
Mark Johnson                         Employee                         255                      *
Susan Jones                          Employee                           4                      *
Linda Kam                            Employee                       1,308                      *
John Kolano                       Former Employee                   1,843                      *
Cynthia Liber                     Former Employee                     187                      *
Darrell Malcom                       Employee                          19                      *
Roger McIntosh                       Employee                       2,155                      *
Shailesh Patel                    Former Employee                   2,014                      *
Debbie Pyszka                        Employee                       2,077                      *
Robert Ringwald                      Employee                       1,832                      *
Michael Ritland                      Employee                         527                      *
Richard Roan                         Employee                           7                      *
Heidi Saba                        Former Employee                      15                      *
Len Schrag                           Employee                       1,707                      *
Delores Shifflett                    Employee                         725                      *
William Stokes                       Employee                       1,069                      *
Christopher Sucher                   Employee                       2,128                      *
Gary Walden                          Employee                         215                      *
Sharon Wright                     Former Employee                     156                      *
                                                                   ------
Totals                                                             32,500
                                                                   ------


*  Less than 1%

                              PLAN OF DISTRIBUTION

         Subject to certain limitations imposed by the Securities Act of 1933, as amended, and subject to certain contractual limitations and the provisions of the Plan, shares of our common stock under the Plan may be sold from time to time directly by or on behalf of a Selling Securityholder in one or more transactions on the Nasdaq Stock Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All expenses related to the registration of the shares will be paid by Home Products, including the expenses of preparing and reproducing this reoffer prospectus.

         In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares sold hereunder, Selling Securityholders may, at the same time, sell any shares of common stock issued to them under the Plan in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

         We can provide no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

         We have notified the Selling Securityholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

         The validity of the shares of our common stock offered by this reoffer prospectus will be passed upon for Home Products by Much, Shelist, Freed, Denenberg Ament & Rubenstein, P.C., Chicago, Illinois, which serves as the Company's general counsel. Jeffrey C. Rubenstein, a principal of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., has been a Director of Home Products since September 1986 and is the beneficial holder of approximately 41,900 shares of the common stock of Home Products and options to purchase an additional 25,000 shares at exercise price ranging from $1.76 to $11.375. Mr. Rubenstein disclaims beneficial ownership of an additional (a) 513,318 shares of Home Products' common stock held by certain trusts, estates and a foundation of which he is co-trustee, executor and a director, respectively, and (b) 1,000 shares held by his spouse.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this reoffer prospectus from Home Products' Annual Report on Form 10-K for the fifty-three weeks ended December 30, 2000 have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents, heretofore filed by Home Products with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

                  (a) Home Products' Annual Report on Form 10-K for the fifty-three weeks ended December 30, 2000, filed as of March 29, 2001; and

                  (b) Home Products' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed as of May 11, 2001; and

                  (c) The description of the common stock set forth in Home Products' Registration Statement on Form S-2A (File No. 333-25871) filed with the Commission on June 6, 1997, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed with the Commission by Home Products pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         The validity of the shares of common stock offered hereby will be passed upon for Home Products by Much Shelist Freed Denenberg Ament & Rubenstein, P.C., Chicago, Illinois, which serves as the Company's general counsel. Jeffrey C. Rubenstein, a principal of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., has been a Director of Home Products since September 1986 and is the beneficial holder of approximately 41,900 shares of the common stock of Home Products and options to purchase an additional 25,000 shares at exercise prices ranging from $1.76 to $11.375. Mr. Rubenstein disclaims beneficial ownership of an additional (a) 513,318 shares of Home Products' common stock held by certain trusts, estates and a foundation of which he is co-trustee, executor and a director, respectively, and (b) 1,000 shares held by his spouse.

Item 6.  Indemnification of Directors and Officers

         Home Products is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

         Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including a director or officer, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any officer or director in any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or a present or former director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such person actually and reasonably incurred.

         The Certificate of Incorporation of Home Products limits the personal liability of directors to the fullest extent permitted by Delaware law. In addition, Home Products' Certificate of Incorporation and By-laws provide that the Company shall, to the fullest extent permitted by Delaware law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of Home Products or is or was serving at the request of Home Products as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all expenses, liabilities or other matters referred to or covered by Delaware law, which were reasonably incurred by such person. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under Home Products' Certificate of Incorporation, By-laws, any agreement or vote of shareholders or disinterested directors or otherwise.

         Home Products' Certificate of Incorporation and By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law, the Certificate of Incorporation or By-laws would permit indemnification.

         The description of Delaware law is not intended to be complete. The description of Home Products' Certificate of Incorporation and its By-laws is not intended to be complete and is respectively qualified in its entirety by such Certificate and By-laws, copies of which have been filed by Home Products with the Commission.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

Exhibit
Number                            Exhibit Title
-------                           -------------

4.1 Home Products International, Inc. f/k/a Selfix, Inc. 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit A of the Home Products Proxy Statement for its 2001 Annual Meeting). Form of Rights Agreement dated as of May 21, 1997, between Home Products and ChaseMellon Shareholder

4.2 Services L.L.C., as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (incorporated by reference from Exhibit
         4.2 to Form S-2 Registration Statement (File No. 333-25871) filed on April 25, 1997).

5.1* Opinion of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. regarding legality.

23.1*    Consent of Arthur Andersen LLP

23.2* Consent of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. (included as part of Exhibit 5.1).

24.1*    Power of Attorney (included on the signature page).

------------------------------
*Filed herewith

Item 9.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities At of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 30, 2001.



                                               HOME PRODUCTS INTERNATIONAL, INC.



                                               By:     /s/ James R. Tennant
                                                  ------------------------------
                                                           James R. Tennant
                                                         Chairman of the Board
                                                                  and
                                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on May 30, 2001.

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Tennant and James E. Winslow and each of them, his attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                   Signatures                                 Title
                   ----------                                 -----

/s/ James R. Tennant                                 Chairman of the Board and
---------------------------------------------         Chief Executive Officer
James R. Tennant                                   (Principal Executive Officer)


/s/ James E. Winslow                                   Executive Vice President,
---------------------------------------------           Chief Financial Officer
James E. Winslow                                            and Secretary
                                                       (Principal Financial and
                                                          Accounting Officer)

                       [signatures continued on next page]

/s/ Marshall Ragir                                               Director
--------------------------------------------
Marshall Ragir

/s/ Daniel B. Shure                                              Director
--------------------------------------------
Daniel B. Shure

/s/ Joel D. Spungin                                              Director
--------------------------------------------
Joel D. Spungin

/s/ Charles R. Campbell                                          Director
--------------------------------------------
Charles R. Campbell

/s/ Jeffrey C. Rubenstein                                        Director
--------------------------------------------
 Jeffrey C. Rubenstein

                                  EXHIBIT INDEX


Exhibit
Number                             Exhibit Title
-------                            -------------

4.1 Home Products International, Inc. f/k/a Selfix, Inc. 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit A of the Home Products Proxy Statement for its 2001 Annual Meeting). Form of Rights Agreement dated as of May 21, 1997, between Home Products and ChaseMellon Shareholder

4.2 Services L.L.C., as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (incorporated by reference from Exhibit
         4.2 to Form S-2 Registration Statement (File No. 333-25871) filed on April 25, 1997).

5.1* Opinion of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. regarding legality.

23.1*    Consent of Arthur Andersen LLP

23.2* Consent of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. (included as part of Exhibit 5.1).

24.1*    Power of Attorney (included on the signature page).

------------------------------
*Filed herewith


                                      E-1